                              EXHIBIT B

                            MELTRONIX, INC.
                       AUDIT COMMITTEE CHARTER

PURPOSE
The Audit Committee (the "Audit Committee") is appointed by the Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and
(3) the independence and performance of the Company's internal and external auditors.

The Company's independent auditor is accountable to the Audit Committee and the Board, as representatives of the Company's stockholders. The Audit Committee and the Board have the ultimate authority to select, evaluate and, where appropriate, replace the independent auditor.
The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The
Audit committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

COMPOSITIONS AND MEETINGS
The Audit Committee shall have a minimum of two directors who meet the independence and experience requirements of the NASD. Each member of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the committee shall have past employment, which results in the member's financial sophistication. The members of the Audi t Committee shall be appointed by the Board.
The Audit Committee shall meet as frequently as circumstances require.
The Audit Committee shall meet at least annually, and more often as warranted, with the Company's chief financial officer, the senior internal auditing executive, if one has been appointed, and the independent auditor in separate executive sessions to discuss any matters that the Audit Committee or each of these parties believes should be discussed privately.

ATTENDANCE
Audit Committee members will strive to be present at all meetings. As necessary or desirable, the Audit Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

RESPONSIBILITIES
The Audit Committee's responsibility if oversight, and it recognizes that the Company's management is responsible for preparing the Company's financial statements. Additionally, the Board of Directors recognizes that the Company's management (including the financial staff and internal audit staff, if any), as well as the independent auditor, have more knowledge and specific information about the Company and its financial statements and performance than do the members of the Audit Committee; consequently, in carrying out its oversight responsibilities the Audit Committee shall not be charged with, and is not providing, any expert or special assurances as to the Company's financial statements or any professional certification as to the independent auditor's work.

SPECIFIC FUNCTIONS
The following functions shall be the recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances.

                                ANNEX A

                            MELTRONIX, INC.
                       AUDIT COMMITTEE CHARTER

Page Two

The Audit Committee shall:

1.	Take reports to the Board as requested/required.

2.	Review and reassess the adequacy of this Chapter annually and recommend any proposed changes to the Board for approval. The Charter will be included as an appendix to the annual stockholders' meeting proxy statement once every three years or in the next annual stockholders' meeting proxy statement after any significant amendment to the Charter.
3.	Prepare the "audit committee report' required by the rules of the
Securities and Exchange Commission to be included in the Company's annual proxy statement.

4.	Review the Company's annual audited financials statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

5.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

6.	Have a predetermined arrangement with the independent accountants that they will advise the Audit Committee Chair and management of the Company of any matters that the Audit Committee should be aware of which are identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms
I O-Q and I O-K.

7.	Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

8.	Recommend to the Board the appointment of the independent auditor, which firm shall be ultimately accountable to the Audit Committee and the Board.

9.	Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independent Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to oversea the independence of the independent auditor.

10.	Evaluate, together with the Board and management, the performance of the independent auditor and make recommendations to the Board, if necessary, to replace the independent auditor.

11.	Approve the fees to be paid to the independent auditor.

12.	Review with the independent auditor the planning and scope of the audit.

13.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

                                ANNEX A

                            MELTRONIX, INC.
                       AUDIT COMMITTEE CHARTER

Page Three

14.	Review with the independent auditor any problems or difficulties the auditor may have encountered during the audit and any management letter provided by the auditor and the Company's response to that letter. Such review may include:

	(a)	Any difficulties encountered in the course of the audit
work, including any restrictions on the scope of activities or access to required information.

	(b)	Any changes required in the planned scope of the audit.

15. 	Review any appointment or replacement or a senior internal
auditing executive.

16.	Review any significant reports to management prepared by any
Company internal auditing staff and management's responses.

17.	Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

18.	Advise the Board with respect to the Company's policies and
procedures regarding compliance with applicable laws and regulations.

19.	Review with the Company's legal counsel any legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports